                                                                    EXHIBIT 2.16











                             AGREEMENT AND PLAN OF MERGER


                             dated as of January 12, 1998

                                       between


                           COMMUNITY FIRST BANKSHARES, INC.



                                         and



                                      FNB, INC.

                        INDEX TO AGREEMENT AND PLAN OF MERGER

                                                                              Page
                                                                              ----
ARTICLE 1  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.1  Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . . .1
     1.2  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.3  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.4  Calculation of FNB Share Value. . . . . . . . . . . . . . . . . . . . .2

ARTICLE 2  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES. . . . . . . . . . . . . . . .3
     2.1  Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . .3
          (a)  Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
          (b)  Exchange Rate. . . . . . . . . . . . . . . . . . . . . . . . . . .4
          (c)  Adjustments to Exchange Rate Based on CFB Trading Value. . . . . .4
          (d)  Adjustments to Exchange Rate Based on FNB Value. . . . . . . . . .4
          (e)  Shareholders' Right of Dissent . . . . . . . . . . . . . . . . . .4

     2.2  Exchange of Certificates. . . . . . . . . . . . . . . . . . . . . . . .5
          (a)  Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . .5
          (b)  Exchange Procedures. . . . . . . . . . . . . . . . . . . . . . . .5
          (c)  Distributions with Respect to Unexchanged Shares; Voting . . . . .5
          (d)  Transfers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
          (e)  Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . .6
          (f)  Termination of Exchange Fund . . . . . . . . . . . . . . . . . . .6
          (g)  Lost or Destroyed Shares . . . . . . . . . . . . . . . . . . . . .6

ARTICLE 3  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . .7
     3.1  Representations and Warranties of FNB . . . . . . . . . . . . . . . . .7
          (a)  Bank Subsidiaries Organization . . . . . . . . . . . . . . . . . .7
          (b)  FNB Organization.  . . . . . . . . . . . . . . . . . . . . . . . .7
          (c)  Enforceability. .  . . . . . . . . . . . . . . . . . . . . . . . .7
          (d)  Limitation of Banks'  Powers . . . . . . . . . . . . . . . . . . .8
          (e)  Corporate Records .  . . . . . . . . . . . . . . . . . . . . . . .8
          (f)  Insured Status of  Banks . . . . . . . . . . . . . . . . . . . . .8
          (g)  No Default;  Creation of Liens . . . . . . . . . . . . . . . . . .8
          (h)  Financial Statements.  . . . . . . . . . . . . . . . . . . . . . .8
          (i)  Fidelity Insurance.  . . . . . . . . . . . . . . . . . . . . . . .9
          (j)  Employment Contracts.  . . . . . . . . . . . . . . . . . . . . . .9
          (k)  Employee Benefits .  . . . . . . . . . . . . . . . . . . . . . . .9
          (l)  Litigation. .  . . . . . . . . . . . . . . . . . . . . . . . . . 10
          (m)  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
          (n)  Title. to Property . . . . . . . . . . . . . . . . . . . . . . . 11


                                        -i-


          (o)  Insurance. Policies. . . . . . . . . . . . . . . . . . . . . . . 11
          (p)  Bank. Property . . . . . . . . . . . . . . . . . . . . . . . . . 11
          (q)  Conduct. of Business . . . . . . . . . . . . . . . . . . . . . . 12
          (r)  Loan. Allowance and Documentation. . . . . . . . . . . . . . . . 12
          (s)  Leases. and Contracts. . . . . . . . . . . . . . . . . . . . . . 12
          (t)  Shareholder. Lists . . . . . . . . . . . . . . . . . . . . . . . 13
          (u)  Bank. Principals . . . . . . . . . . . . . . . . . . . . . . . . 13
          (v)  Information. Supplied. . . . . . . . . . . . . . . . . . . . . . 13
          (w)  Agreements with Bank Regulators. . . . . . . . . . . . . . . . . 13

     3.2  Representations and Warranties of CFB . . . . . . . . . . . . . . . . 14
          (a)  CFB. Organization. . . . . . . . . . . . . . . . . . . . . . . . 14
          (b)  Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
          (c)  Enforceabilit.y. . . . . . . . . . . . . . . . . . . . . . . . . 14
          (d)  No. Default; Creation of Liens . . . . . . . . . . . . . . . . . 15
          (e)  Information. Supplied. . . . . . . . . . . . . . . . . . . . . . 15
          (f)  No. Plan to Transfer Assets. . . . . . . . . . . . . . . . . . . 15
          (g)  Registration. Statement. . . . . . . . . . . . . . . . . . . . . 15

ARTICLE 4  COVENANTS. OF FNB AND CFB. . . . . . . . . . . . . . . . . . . . . . 15
     4.1  Covenants of FNB. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
          (a)  Ordinary. Course . . . . . . . . . . . . . . . . . . . . . . . . 15
          (b)  Shareholder. Meeting . . . . . . . . . . . . . . . . . . . . . . 16
          (c)  Proxy. Statement . . . . . . . . . . . . . . . . . . . . . . . . 16
          (d)  Confidential. Information. . . . . . . . . . . . . . . . . . . . 16
          (e)  Benefit. Plans . . . . . . . . . . . . . . . . . . . . . . . . . 16
          (f)  No. Solicitations. . . . . . . . . . . . . . . . . . . . . . . . 17
          (g)  No. Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . 17
          (h)  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
          (i)  Pooling. Restrictions. . . . . . . . . . . . . . . . . . . . . . 18
          (j)  Financial. Statements. . . . . . . . . . . . . . . . . . . . . . 18
          (k)  Additional. Covenants of FNB . . . . . . . . . . . . . . . . . . 18

     4..2  Covenants of CFB . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          (a)  Ordinary. Course . . . . . . . . . . . . . . . . . . . . . . . . 21
          (b)  Application. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          (c)  Registration. Statement and Prospectus . . . . . . . . . . . . . 21
          (d)  Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
          (e)  Shares. to be Issued . . . . . . . . . . . . . . . . . . . . . . 22
          (f)  Blue. Sky. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
          (g)  Confidential. Information. . . . . . . . . . . . . . . . . . . . 22

     4..3  Covenants of FNB and CFB . . . . . . . . . . . . . . . . . . . . . . 22
          (a)  Governing. Documents . . . . . . . . . . . . . . . . . . . . . . 23
          (b)  Other. Actions . . . . . . . . . . . . . . . . . . . . . . . . . 23


                                       -ii-


          (c)  Advice. of Changes; Government Filings . . . . . . . . . . . . . 23
          (d)  Title. to Property . . . . . . . . . . . . . . . . . . . . . . . 23
          (e)  Environmental. Assessment. . . . . . . . . . . . . . . . . . . . 23

ARTICLE 5  ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . 24
     5..1  Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . 24
     5..2  Letters of  Financial Officers . . . . . . . . . . . . . . . . . . . 24
     5..3  Access to  Information . . . . . . . . . . . . . . . . . . . . . . . 25
     5..4  Affiliates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     5..5  Employment and  Noncompetition Agreement . . . . . . . . . . . . . . 25
     5..6  Employee Benefit  Plans. . . . . . . . . . . . . . . . . . . . . . . 25
     5..7  Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     5..8  Additional Agreements ; Best Efforts . . . . . . . . . . . . . . . . 26

ARTICLE 6  CONDITIONS PRECEDENT. . .  . . . . . . . . . . . . . . . . . . . . . 26
     6..1  Conditions to  Each Party's Obligation to Effect the Merger. . . . . 26
          (a)  Stockholder Approval. . .  . . . . . . . . . . . . . . . . . . . 26
          (b)  Nasdaq Listing. . .  . . . . . . . . . . . . . . . . . . . . . . 27
          (c)  Other Approvals . . .  . . . . . . . . . . . . . . . . . . . . . 27
          (d)  Registration Statement. . .  . . . . . . . . . . . . . . . . . . 27
          (e)  Blue Sky. . .  . . . . . . . . . . . . . . . . . . . . . . . . . 27
          (f)  No Injunctions or Restraints;  Illegality. . . . . . . . . . . . 27
          (g)  No Unduly Burdensome Condition.  . . . . . . . . . . . . . . . . 27
          (h)  Cancellation of Prior Agreements.  . . . . . . . . . . . . . . . 27
          (i)  Execution of Employment and Noncompetition  Agreement. . . . . . 27

     6..2  Conditions to  Obligations of CFB. . . . . . . . . . . . . . . . . . 28
          (a)  Representations and Warranties. .  . . . . . . . . . . . . . . . 28
          (b)  Performance of Obligations of FNB  . . . . . . . . . . . . . . . 28
          (c)  Minimum FNB Value . .  . . . . . . . . . . . . . . . . . . . . . 28
          (d)  Pooling Letter. . .  . . . . . . . . . . . . . . . . . . . . . . 28
          (e)  Legal Opinion . . .  . . . . . . . . . . . . . . . . . . . . . . 28
          (f)  Cancellation of Prior Agreements.  . . . . . . . . . . . . . . . 28
          (g)  Execution of Employment Agreement and  Noncompetition Agreement. 28

     6..3  Conditions to  Obligations of FNB. . . . . . . . . . . . . . . . . . 29
          (a)  Representations and Warranties. .  . . . . . . . . . . . . . . . 29
          (b)  Performance of Obligations of CFB  . . . . . . . . . . . . . . . 29
          (c)  Consents Under Agreements . .  . . . . . . . . . . . . . . . . . 29
          (d)  Tax Opinion . . .  . . . . . . . . . . . . . . . . . . . . . . . 29
          (e)  Legal Opinion . . .  . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE 7  TERMINATION AND AMENDMENT . .  . . . . . . . . . . . . . . . . . . . 30
     7..1  Termination .  . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7..2  Effect of  Termination . . . . . . . . . . . . . . . . . . . . . . . 30


                                      -iii-


     7..3  Amendment .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7..4  Extension;  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE 8  GENERAL PROVISIONS. . .  . . . . . . . . . . . . . . . . . . . . . . 31
     8..1  Non-Survival of  Representations and Warranties. . . . . . . . . . . 31
     8..2  Notices .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     8..3  Interpretation.  . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8..4  Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8..5  Entire Agreement : Third Party Beneficiaries; Rights of Ownership. . 32
     8..6  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8..7  Publicity .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8..8  Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     8..9  Enforcement of  Agreement. . . . . . . . . . . . . . . . . . . . . . 33


                             AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of January 12, 1998 (the "Agreement"), by and between Community First Bankshares, Inc., a Delaware corporation ("CFB"), and FNB, Inc., a Colorado corporation ("FNB").

     WHEREAS, the Boards of Directors of CFB and FNB have approved, and deem it advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which FNB will be merged with and into CFB (the "Merger");

     WHEREAS, CFB and FNB desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                     ARTICLE 1

                                     THE MERGER

     1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in substantially the form as attached hereto as EXHIBIT 1.1A shall be duly prepared, executed and acknowledged by CFB and FNB and thereafter delivered for filing to the Secretary of State of the State of Delaware, as provided in the Delaware Corporation Law (the "Delaware Law") and articles of merger (the "Articles of Merger") in substantially the form attached hereto as EXHIBIT 1.1B shall be duly prepared, executed and acknowledged by CFB and FNB and thereafter delivered for filing to the Secretary of State of the State of Colorado, as provided in the Colorado Business Corporation Act (the "Colorado Act"), on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of Colorado or at such other time as CFB and FNB may agree in writing to provide in the Certificate of Merger (the "Effective Time"). Notwithstanding the immediately preceding sentence, however, the parties intend that the effective date and time of the Closing, as defined in Section
1.2 below, for both financial and tax reporting purposes, shall be as of the close of business on the Closing Date.

     1.2 CLOSING. Subject to the terms and conditions hereof, the closing of the Merger (the "Closing") will take place after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 6 hereof (the "Closing Date"), at the offices of

Lindquist & Vennum, in Denver, Colorado, unless another time, date or place is agreed to in writing by the parties hereto. Each of the parties agrees to use its best efforts to cause the Merger to be completed within thirty (30) days after the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement.

     1.3  EFFECTS OF THE MERGER.

          (a) At the Effective Time: (i) the separate existence of FNB shall cease and FNB shall be merged with and into CFB; (ii) the Certificate of Incorporation of CFB, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law; (iii) the By-laws of CFB, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law; (iv) the holders of the outstanding capital stock of CFB shall continue as shareholders of the Surviving Corporation; and (v) the holders of certificates representing shares of FNB Common Stock (as defined in Section 2.1(a) below) shall cease to have any rights as shareholders of FNB, except such rights, if any, as they may have pursuant to Article 113 of Title 7 of the Colorado Act, and their sole right shall be the right to receive (A) the number of whole shares of CFB Common Stock (as defined in Section 2.1(a) below) into which their shares of FNB Common Stock have been converted in the Merger as provided herein (together with any dividend payments with respect thereto, to the extent provided in Section 2.2(c) below), and (B) the cash value of any fraction of a share of CFB Common Stock into which their shares of FNB Common Stock have been converted as provided herein.

          (b) As used in this Agreement, the term "Constituent Corporations" shall mean FNB and CFB. The term "Surviving Corporation" shall mean CFB, after giving effect to the Merger.

          (c) At and after the Effective Time, the Merger will have the effects set forth in Section 252 of the Delaware Law and Section 7-111-106 of the Colorado Act.

     1.4  CALCULATION OF FNB SHARE VALUE.  Subject to the provisions of
Section 4.1(k) and 7.1(e), as of the last day of the month immediately preceding the Effective Time (the "Determination Date"), FNB shall prepare a consolidated balance sheet of FNB in accordance with generally accepted accounting principles, but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such financial statements (the "Determination Date Balance Sheet"), together with a consolidated statement of income for the period from January 1, 1998 to the Determination Date (the "Interim Income Statement"), such consolidated statement of income shall be prepared in accordance with generally accepted accounting principles, but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such statements (the "Determination Date Balance Sheet" and "Interim Income Statement" are herein referred to as the "Determination Date Financial Statements"). The Determination Date Financial Statements shall be delivered to CFB as soon as they are prepared so that CFB and its accountants may review and confirm their accuracy. For purposes of this Agreement, the "FNB Value" shall be be equal to the total consolidated assets of FNB minus the total consolidated liabilities of FNB, as reflected on the Determination Date Balance Sheet, prepared in accordance with this Section 1.4. Total consolidated liabilities of FNB shall include, without limitation, provisions for taxes and the expenses of preparation of final tax returns of FNB. Notwithstanding anything to the contrary above, total consolidated assets of FNB shall include the value of any net operating loss carryforwards of FNB as of the Closing Date, to the extent of any net financial benefit realized by the Surviving Corporation and not otherwise reflected in FNB Value.

                                  ARTICLE 2

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1  EFFECT ON CAPITAL STOCK.

          (a) CONVERSION. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, no par value, of FNB ("FNB Common Stock"), subject to Section 2.2(e), each issued and outstanding share of FNB Common Stock, other than shares of FNB Common Stock held by persons who have taken all steps required to perfect their right to be paid the fair value of such shares under Article 113 of Title 7 of the Colorado Act, shall be converted into validly issued, fully paid and nonassessable shares of common stock of CFB, $.01 par value ("CFB Common Stock"). The number of shares of CFB Common Stock exchanged for shares of FNB Common Stock shall be calculated in accordance with Section 2.1(b). All such shares of FNB Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each FNB shareholder's certificate or certificates previously representing shares of FNB Common Stock (each a "FNB Certificate") shall be aggregated (if a single stockholder holds more than one FNB Certificate) and exchanged for a certificate representing whole shares of CFB Common Stock and cash in lieu of any fractional share issued in consideration therefor upon the surrender of such FNB Certificates in accordance with Section 2.2, without any interest thereon. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CFB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in CFB's capitalization, then an appropriate and proportionate adjustment shall be made to the "Exchange Rate," as hereinafter defined, so that the number of shares of CFB Common Stock into which a share of FNB Common Stock shall be converted will equal the number of shares of CFB Common Stock that the holders of shares of FNB Common Stock would have received pursuant to such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change had the record date therefor been immediately following the Closing Date.

          (b) EXCHANGE RATE. Subject to the adjustments provided in Section 2.1(c) hereof, all of the issued and outstanding shares of FNB Common Stock and any outstanding options, warrants or other rights to FNBCommon Stock shall be exchanged for Five Hundred Fifty Thousand (550,000) shares of CFB Common Stock (the aforementioned exchange rate is hereinafter referred to as the "Exchange Rate"). On or before the Effective Time, all stock options and other rights with respect to FNB Common Stock shall as of the Closing Date be (i) accelerated and exercised by the holder thereof, in accordance with the terms of the stock option plan or agreement, or (ii) released and terminated by written acknowledgment and agreement by the holder thereof, obtained by FNB less than ten (10) business days prior to the Closing Date.

          (c) ADJUSTMENTS TO EXCHANGE RATE BASED ON CFB TRADING VALUE. Notwithstanding anything to the contrary in this Article 2, the Exchange Rate shall be subject to modification as set forth below:

               (i) If the CFB Trading Value is less than $45.00 per share, then FNB shall have the right to terminate the transaction pursuant to Section
     7.1 hereof;

               (ii) If the CFB Trading Value is greater than $55.00 per share, then the Exchange Rate shall be reduced so that the product of the CFB Trading Value multiplied by the Exchange Rate shall be $30,250,000.

     For purposes of this Agreement, the "CFB Trading Value" of the CFB Common Stock shall be the average of the per share closing price for the CFB Common Stock as reported by the Nasdaq Market System for the 20 trading days ending at the end of the fourth trading day immediately preceding the Closing Date (as appropriately and proportionately adjusted in the event that, between the date hereof and the termination of such twenty trading day period, shares of CFB Common Stock shall be changed into a different number of shares or a different class of shares or shares of a different issuer by reason of any reclassification, recapitalization, split-up, combination, merger, consolidation, exchange of shares or readjustment or stock dividend). Calculations will be rounded to three decimal places. Any fractional share of CFB Common Stock will be paid in cash in accordance with Section 2.2(e). Illustrations of the above Exchange Rate calculations are attached as EXHIBIT 2.1(c) hereto and incorporated herein by reference.

          (d) ADJUSTMENTS TO EXCHANGE RATE BASED ON FNB VALUE. In the event that the FNB Value, calculated in accordance with Section 1.4, above, shall be greater than $9,111,000, then, at the election of FNB and subject to the requirements of Section 6.2(e) hereof, either (i) the difference shall be paid by special dividend to FNB shareholders immediately prior to the Determination Date or (ii) the Exchange Rate determined in accordance with
Section 2.1(c) shall be subject to increase. The amount of increase shall be determined by (i) subtracting the difference between the FNB Value and $9,111,000, and then (ii) dividing such difference by the CFB Trading Value, without regard to the limitations of Section 2.1(c) above.

          (e) SHAREHOLDERS' RIGHT OF DISSENT. Any holder of shares of FNB Common Stock who does not vote in favor of the Merger at the meeting of shareholders of FNB and has given notice in writing to the presiding officer prior to the Merger vote that he or she intends to demand payment for his or her shares of FNB Common Stock if the Merger is effectuated, shall be entitled to receive the value of the FNB Common Stock so held by him or her in accordance with Article 113 of Title 7 of the Colorado Act.

     2.2  EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. At the Closing, CFB shall deposit with Norwest Bank Minnesota, N.A. or such other bank or trust company acceptable to the parties (the "Exchange Agent"), for the benefit of the holders of shares of FNB Common Stock, certificates dated the Closing Date representing the shares of CFB Common Stock and the cash to be paid in lieu of fractional shares (such cash and certificates for shares of CFB Common Stock together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued and paid pursuant to Section
2.1 in exchange for the outstanding shares of FNB Common Stock.

          (b) EXCHANGE PROCEDURES. Within five (5) business days after the Closing Date, CFB shall cause the Exchange Agent to mail to each holder of record of a FNB Certificate or FNB Certificates (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the FNB Certificate(s) shall pass, only upon delivery of the FNB Certificate(s) to the Exchange Agent and which shall be in such form and have such other provisions as CFB and FNB may reasonably specify not later than five business days before the Closing Date and (ii) instructions for use in effecting the surrender of the FNB Certificate(s) in exchange for a certificate representing shares of CFB Common Stock and the cash to be paid in lieu of any fractional share. Upon surrender of a shareholder's FNB Certificate or FNB Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such FNB Certificate(s) shall be entitled to receive in exchange therefor (1) a certificate representing the number of whole shares of CFB Common Stock and
(2) a check representing the amount of the cash to be paid in lieu of a fractional share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the FNB Certificate(s) surrendered, as provided in Section 2.2(c) below, and the FNB Certificate(s) so surrendered shall forthwith be canceled. No interest will be paid on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of FNB Certificates. In the event of a transfer of ownership of FNB Common Stock which is not registered in the transfer records of FNB, a CFB Certificate representing the proper number of shares of CFB Common Stock, together with a check for the cash to be paid in lieu of a fractional share, may be issued to such a transferee if the FNB Certificate representing such FNB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING. The Exchange Agent shall receive and hold, for distribution without interest to the first record holder of the certificate or certificates representing shares of FNB Common Stock, all dividends and other distributions paid on shares of CFB Common Stock held in the Exchange Agent's name as agent. Holders of unsurrendered FNB Certificates shall not be entitled to vote after the Closing Date at any meeting of CFB shareholders until they have exchanged their FNB Certificates.

          (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of FNB of the shares of FNB Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, FNB Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the shares of CFB Common Stock and cash, in an amount as determined in accordance with the provisions of Section 2.1(a) and this Section 2.2, deliverable in respect thereof pursuant to this Agreement. FNB Certificates surrendered for exchange by any person constituting an "affiliate" of FNB for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until CFB has received a written agreement from such person as provided in Section 5.4.

          (e) FRACTIONAL SHARES. No fractional shares of CFB Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share, cash adjustments will be paid to holders in respect of any fractional share of CFB Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Trading Value of a share of CFB Common Stock. For purposes of calculating fractional shares, a holder of FNB Common Stock with more than one FNB Certificate shall receive cash only for the fractional share remaining after aggregating all of its, his or her FNB Common Stock to be exchanged.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any CFB Common Stock) that remains unclaimed by the shareholders of FNB for twelve months after the Closing Date shall be paid to CFB. Any shareholders of FNB who have not theretofore complied with this Article 2 shall thereafter look only to CFB for payment of their shares of CFB Common Stock, and cash in an amount as determined in accordance with the provisions of Section 2.1(a) and this
Section 2.2, without any interest thereon. Notwithstanding the foregoing, none of CFB, the Exchange Agent nor any other person shall be liable to any former holder of shares of FNB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) LOST OR DESTROYED SHARES. In the event any FNB Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such FNB Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as CFB may direct as indemnity against any claim that may be made against it with respect to such FNB Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed FNB Certificate the shares of CFB Common Stock, and cash in an amount as determined in accordance with the provisions of Section 2.1(a) and this
Section 2.2, deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF FNB. In order to induce CFB to enter into this Agreement, FNB represents and warrants to CFB, in all material respects, as of the date of this Agreement (except as otherwise expressly provided), as follows, except as disclosed on the attached EXHIBIT
3.1 (the "FNB Disclosure Schedule"), which FNB Disclosure Schedule has been provided to CFB for review not less than three (3) business days prior to execution of this Agreement, and the schedules thereunder (which are numbered to correspond to the representations set forth below):

          (a) BANK SUBSIDIARIES ORGANIZATION. The First National Bank of Greeley (the "Greeley Bank") is a national banking association duly organized and validly existing and in good standing under the laws of the United States. The Poudre Valley Bank (the "Fort Collins Bank", and, collectively with the Greeley Bank, the "Banks") is a Colorado banking corporation duly organized and validly existing and in good standing under the laws of the State of Colorado. The Greeley Bank has authorized capital of $200,000, consisting of 2,000 shares of one class of common stock, par value $10.00 per share. The Fort Collins Bank has authorized capital of $800,000, consisting of 160,000 shares of one class of common stock, par value $5.00 per share. All of the shares of stock of the Banks which are presently issued and outstanding, have been validly issued, fully paid and non-assessable, and there are no stock options or other commitments outstanding pursuant to which either of the Banks is obligated to issue additional shares of such stock or purchase or redeem any outstanding shares of such stock.

          (b) FNB ORGANIZATION. FNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, with authorized capital stock consisting of 500,000 shares of common stock, no par value per share, of which 277,859 shares are issued and outstanding. In addition to the 277,859 shares outstanding, FNB has outstanding fully-vested stock options pursuant to which 41,000 additional shares of FNB Common Stock would be issued as of the Closing Date. FNB has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged, except where the failure to have any such power, authority, charter, license or franchise would not reasonably be expected to have a material adverse effect on the business, operations, prospects or financial condition of FNB. FNB is registered as a company under Section 1841 of Title 12, United States Code, as amended (the "Bank Holding Company Act"). FNB has no direct or indirect subsidiaries except the Banks and is not a partner to any partnership. FNB owns all of the shares of stock of each of the Banks, free and clear of any liens or encumbrances.

          (c) ENFORCEABILITY. Subject only to the required approval of the Merger by the shareholders of FNB, FNB has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by FNB and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of FNB. Subject to approval by the FNB shareholders and of government agencies and other governing bodies having regulatory authority over FNB or the Banks as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of FNB, enforceable against it in accordance with its terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

          (d) LIMITATION OF BANKS' POWERS. There are no proceedings or actions pending by any federal or state regulatory body having authority over either of the Banks to limit or impair any of the their powers, rights or privileges, to terminate deposit insurance or to dissolve either of the Banks. Neither of the Banks has received any written protest, complaint or criticism in the last three
(3) years by the public or any regulatory agency relating to such Bank's performance under the Community Reinvestment Act or any other consumer protection statute or regulation.

          (e) CORPORATE RECORDS. FNB's Articles of Incorporation and Bylaws, and the Banks' respective Articles of Association/Incorporation and Bylaws are each unchanged from the form in which they were delivered to CFB during the review period provided in Section 5.3 hereof. The minute books of FNB and the Banks contain reasonably complete and accurate records of all meetings and corporate actions of each of their respective shareholders and Boards of Directors (including committees of the Boards of Directors).

          (f) INSURED STATUS OF BANKS. Each of the Banks is an insured bank under the provisions of Chapter 16 of Title 12, United States Code Annotated, known as the "Federal Deposit Insurance Act," and no act or default on the part of either of the Banks exists that could reasonably be expected to have a material adverse effect on its status as an insured bank thereunder. Each of the Banks possesses and is in full compliance with all licenses, franchises, permits and other governmental authorizations that are legally required to hold its properties or conduct its business, except where the failure to possess any such licenses, franchises, permits or other governmental authorizations would not reasonably be expected to have a material adverse effect on FNB or the Banks.

          (g) NO DEFAULT; CREATION OF LIENS. Neither the execution and delivery of this Agreement, nor the consummation of the Merger will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of (A) any judgment, order or decree of any court or other governmental agency to which FNB or either of the Banks may be subject, (B) any of the "Material Contracts," as hereinafter defined, or (C) the Certificate of Incorporation/Articles of Association/Incorporation or Bylaws of FNB or the Banks, or (ii) constitute an event that, with the lapse of time or action by a third party, would result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the FNB Common Stock or any of the Banks' capital stock.

          (h) FINANCIAL STATEMENTS. The following financial statements of the Banks and FNB (the "Financial Statements") have been delivered to CFB and are incorporated by reference herein:

               (i) The Consolidated Reports of Condition and Income of the Banks as of December 31 for each of the years 1994, 1995 and 1996 and the period ending September 30, 1997; and

               (ii) The reviewed consolidated financial statements of FNB, prepared in the ordinary course of business for each of the years ended December 31, 1994, 1995 and 1996.

Each of the aforementioned financial statements is, and the Determination Date Balance Sheet will be (when delivered pursuant to Section 1.4), true and correct in all material respects, and together they fairly present, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto and except that the unaudited financial statements are subject to any adjustments which might be required as a result of an examination by independent accountants) the financial position and results of operation of each of the respective Banks and FNB as of the dates and for the periods therein set forth. To the knowledge of FNB, such financial statements did not, as of the date of the preparation thereof, include any material assets or omit to state any material liability, absolute or contingent, the inclusion or omission of which renders such financial statements, in light of the circumstances in which they were made, misleading in any material respect.
Since December 31, 1996, there has been no material adverse change in the financial condition, results of operation or business of the Banks and FNB, taken as a whole (other than changes in banking laws or regulations, changes in generally accepted accounting principles or interpretations thereof that affect the banking industry generally, or changes in general economic conditions that affect the banking industry on a nationwide basis, including changes in the general level of interest rates).

          (i) FIDELITY INSURANCE. The Banks are each insured under a Banker's Blanket Bond which is in full force and effect and neither of the Banks has received notice of cancellation or non-renewal thereof, or filed any claim thereunder during the past five years. There are no unresolved claims.

          (j)  EMPLOYMENT CONTRACTS.  Except for the agreements described in
Section 3.1(j) of the FNB Disclosure Schedule, including the Stock Redemption Agreement dated January 1, 1995, between Royce B. Clark ("Clark") and FNB (the "Stock Redemption Agreement") and the Salary Continuation Agreement dated January 1, 1994 among the Greeley Bank, FNB and Clark (the "Salary Continuation Agreement"), neither FNB nor either of the Banks is a party to or bound by any written or oral (i) employment or consulting contract that is not terminable without penalty by FNB or the Banks on 30 days' or less notice or (ii) any collective bargaining agreement covering employees.

          (k) EMPLOYEE BENEFITS. Section 3.1(k) of the FNB Disclosure Schedule lists every employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Banks or FNB maintain or to which the Banks or FNB contribute on behalf of current or former employees of the Banks or FNB. All of the plans and programs listed in Section 3.1(k) of the FNB Disclosure Schedule (hereinafter referred to as the "Plans") are in compliance in all material respects with all applicable requirements of ERISA and all other applicable federal and state laws. Each of the Plans that is a defined benefit pension plan has assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis. None of the Plans has engaged in a "prohibited transaction," within the meaning of Section 4975 of the Code or
Section 406 of ERISA, none of the Plans which is subject to Title IV of ERISA or any trust created thereunder has been terminated nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Plan and none of the Plans has incurred an accumulated funding deficiency within the meaning of Section 412(a) of the Code.

          FNB has delivered to CFB (or shall make available to CFB during the review period provided in Section 5.3 hereof) copies of (i) each Plan or if no plan document exists, a written summary of the material terms thereof, (ii) current summary plan descriptions of each Plan for which they are required,
(iii) each trust agreement, insurance policy or other instrument relating to the funding of any Plan, (iv) the most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each Plan for which they are required, (v) the most recent determination letter issued by the IRS with respect to each Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each Plan that has assets, and (vii) the most recent audited financial statements for each Plan for which audited financial statements are required by ERISA.

          (l) LITIGATION. No claims have been asserted by written notice to FNB or either of the Banks and no relief has been sought against FNB, either of the Banks or any of the Plans in any pending litigation or governmental proceedings or otherwise. Neither FNB nor the either of the Banks is a party to any unsatisfied order, judgment or decree which is adverse to FNB or the Banks, and neither FNB nor either of the Banks (i) is the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority; or (ii) has made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition. To the knowledge of FNB, there do not exist facts that would reasonably be expected to give rise to a material claim against FNB or either of the Banks after the Closing Date.

          (m) TAXES. FNB and each of the Banks have filed all federal and state income tax returns and all other returns with respect to any taxes, either federal, state or local, which it is required to have filed; said returns have been correctly and accurately prepared; all taxes reflected thereon have been paid or adequately accrued or reserved for; no notice of any deficiency, assessments or additions to tax have been received by FNB or either of the Banks; neither FNB nor either of the Banks has waived any statute of limitations with respect to any taxes reflected on said returns; and deferred taxes have been properly reflected on the Financial Statements. Except as set forth in
Section 3.1(m) of the FNB Disclosure Schedule, there are no other taxes of any kind or character for which either FNB or either of the Banks is or may be liable which are now past due, delinquent and/or unpaid. Neither FNB nor either of the banks has made any payments, or been a party to an agreement that under any circumstances could obligate it to make payments based upon the consummation of the transactions contemplated hereby constituting a change of the nature described in Section 2809 of the Code, that are or will not be deductible because of Section 2809 of the Code. Consummation of the transactions contemplated hereby will not result in the loss or disqualification of net operating loss carry forwards of FNB or either of the Banks.

          (n) TITLE TO PROPERTY. Each of the Banks has good and marketable title to all material assets and properties, whether real or personal, that it purports to own, including without limitation all real and personal assets and properties reflected in its Consolidated Reports of Condition and Income as of December 31, 1996, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1996) subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except (i) as noted in said Consolidated Reports or the Schedules thereto; (ii) statutory liens for taxes not yet delinquent; (iii) security interests granted to secure deposits of funds by federal, state or other governmental agencies; (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held by the Bank as of the date hereof; (v) such liens, mortgages, security interests, encumbrances and charges that are not in the aggregate material to the assets and properties of such Bank; (vi) planning and zoning laws and ordinances and similar legal requirements; and (vii) rights reserved to any governmental authority to regulate the affected property.

          (o) INSURANCE POLICIES. FNB has delivered to CFB (or shall make available to CFB during the review period provided in Secton 5.3 hereof) true, accurate and complete copies of all insurance policies of FNB and the Banks as of the date of this Agreement. Each such policy is in full force and effect, with all premiums due thereon on or prior to the date of this Agreement having been paid as and when due.

          (p) BANK PROPERTY. All buildings, structures, fixtures, and appurtenances comprising the premises of each of the Banks (the "Property") are in good condition, subject to ordinary wear and tear. Except for the facts set forth in the Assessment (as hereinafter defined), FNB and each of the Banks are, and have been at all times, in substantial compliance with all applicable Environmental Laws (as defined below), and have not engaged in any activity resulting in a material violation of any applicable Environmental Law. There are no underground or above ground storage tanks (whether or not currently in use) located on or under the Property, and no underground tank previously located on the Property has been removed therefrom. To the best knowledge of FNB, there is no legal, administrative, or other proceeding, claim, investigation (with respect to which FNB is aware), inquiry, order, hearing or action of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on FNB or either of the Banks, of any liability arising from any violation of or obligation under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Environmental Laws"), pending or, to the knowledge of FNB, threatened against FNB or either of the Banks; to the knowledge of FNB and except for the facts set forth in the Assessment, there is no reasonable basis for any such proceeding, claim, investigation, inquiry, order, hearing or action; and neither FNB nor either of the Banks is subject to any agreement, order, judgment, or decree by or with court, governmental authority or third party imposing any such environmental liability. No claims have been made by any governmental authority or third party against FNB since it was incorporated, or either of the Banks during the past ten (10) years relating to damage, contribution, cost recovery, compensation, loss or inquiry resulting from any violation of or obligation under any Environmental Law.

          (q) CONDUCT OF BUSINESS. Except for the facts set forth in the Assessment, each of the Banks and FNB are in compliance in all material respects with all laws, regulations and orders (including zoning ordinances) applicable to them and to the conduct of their business, including without limitation, all statutes, rules and regulations pertaining to the conduct of the Banks' banking activities (including the exercise of fiduciary and trust powers), except where the failure to comply would not reasonably be expected to have a material adverse effect on FNB or the Banks.

          (r) LOAN ALLOWANCE AND DOCUMENTATION. FNB's consolidated allowance for losses on loans included in the Financial Statements as of September 30, 1997 was $726,000, representing 0.91% of its total consolidated loans held in portfolio. The amount of such allowance for losses on loans was adequate to absorb reasonably expectable losses in the loan portfolio of the Banks. To the knowledge of FNB, there are no facts which would cause it to increase the level of such allowance for losses on loans. The loan portfolios of each of the Banks as of September 30, 1997 in excess of such reserves is, to the best knowledge and belief of the executive officers of the respective Bank after due inquiry as to potential losses, and based on past loan loss experience, fully collectible in accordance with the terms of the documentation relating to the loans in such portfolio. The documentation relating to loans made by each of the Banks and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including laws, rules and regulations relating to the extension of credit). There are no loans, leases, other extensions of credit or commitments to extend credit of either of the Banks that have been or should in accordance with generally acceptable accounting principles, have been classified by the Bank as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. FNB has provided to CFB true, correct and complete in all material respects such written information concerning the loan portfolios of the Banks as CFB has requested.

          (s) LEASES AND CONTRACTS. Neither the Banks nor FNB is a party to or bound by any written or oral (i) lease or license with respect to any property, real or personal, with a value in excess of $20,000, whether as a lessor, lessee, licensor or licensee; (ii) contract or commitment for capital expenditures in excess of $20,000 for any one project or $50,000 in the aggregate; (iii) contract or commitment for total expenses in excess of $20,000 made in the ordinary course of business for the purchase of materials, supplies, or for the performance of services for a period of more than 180 days from the date of this Agreement; (iv) contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business; or (v) any other contract, agreement or understanding which is not terminable by FNB or either of the Banks without additional payment or penalty within sixty (60) days and obligates FNB or either of the Banks for payments or other consideration with a value in excess of $20,000 (all such agreements, contracts, and commitments collectively are herein referred to as the "Material Contracts"). The Banks and FNB have performed in all material respects all obligations required to be performed by them to date, and are not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under any of the Material Contracts to which either of the Banks or FNB is a party or by which either of the Banks or FNB is bound. Each of the Material Contracts is a valid and legally binding obligation of the Bank and the other party or parties thereto, subject to (i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles if equitable remedies are sought.

          (t) SHAREHOLDER LISTS. FNB has furnished to CFB a current shareholder list as of the date set forth therein that (i) sets forth the record name and number of shares held by each holder of common stock of FNB and
(ii) identifies each shareholder who is an officer or director of either of the Banks or FNB.

          (u) BANK PRINCIPALS. No director or executive officer of FNB or either of the Banks, nor any holder of ten percent or more of the outstanding capital stock of FNB, nor any affiliate of such person as that term is defined under 12 USC 371(c) ("Bank Principal") (i) is or has during the period subsequent to December 31, 1995, been a party (other than as a depositor) to any transaction with the Banks, whether as a borrower or otherwise, which (a) was made other than in the ordinary course of business; (b) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions for other persons; or
(c) involves more than the normal risk of collectibility or presents other unfavorable features; or (ii) is a party to any loan or loan commitment, whether written or oral, from either of the Banks involving an amount in excess of $10,000. No Bank Principal holds any position with any depository organization other than one or more of the Banks or with FNB. For the purposes of this provision, the term "depository organization" means a commercial bank (including a private bank), a savings bank, a trust company, a savings and loan association, a homestead association, a cooperative bank, an industrial bank, a credit union, or a depository organization holding company.

          (v) INFORMATION SUPPLIED. None of the information supplied or to be supplied by FNB or the Banks for inclusion or incorporation by reference in the Prospectus or Proxy Statement (as hereinafter defined) and any amendment or supplement thereto will, at the date of mailing to the FNB stockholders and at the time of the meeting of stockholders of FNB to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

          (w)  AGREEMENTS WITH BANK REGULATORS.  Neither FNB nor either of the
Banks: (i) is a party to any written agreement or memorandum of understanding with; (ii) is subject to any order or directive by; (iii) is subject to any extraordinary supervisory letter from; or (iv) has adopted any Board resolutions at the request of, federal or state governmental entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has FNB been advised by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

     3.2 REPRESENTATIONS AND WARRANTIES OF CFB. CFB represents and warrants to FNB, in all material respects, as of the date of this Agreement (except as otherwise expressly provided) as follows, except as disclosed on the attached
EXHIBIT 3.2 the "CFB Disclosure Schedule"), which CFB Disclosure Schedule has been provided to FNB for review not less than three (3) business days prior to execution of this agreement; and the schedules thereunder (which are numbered to correspond to the representations set forth below):

          (a) CFB ORGANIZATION. CFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with authorized capital stock consisting of 30,000,000 shares of common stock, par value of $.01 per share, of which 18,630,022 shares were issued and outstanding as of September 30, 1997 and 2,000,000 shares of preferred stock, of which 380,000 shares were issued and outstanding as of September 30, 1997. CFB has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged, except where the failure to have any such power, authority, charter, license or franchise would not reasonably be expected to have a material adverse effect on CFB. CFB is registered as a company under Section 1841 of Title 12, United States Code, as amended (the "Bank Holding Company Act").

          (b) REPORTS. CFB and its subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Securities and Exchange Commission ("SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "CFB Reports." As of their respective dates, the CFB Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CFB has timely filed with the SEC all reports, statements and forms required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (c) ENFORCEABILITY. The execution, delivery and performance of this Agreement by CFB and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CFB. Subject to approval by the government agencies and other governing bodies having regulatory authority over CFB as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of CFB, enforceable against it in accordance with its terms. This Agreement does not require the approval of CFB shareholders. CFB has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and other documents or instruments to be executed and delivered by CFB in connection with the Agreement.

          (d) NO DEFAULT; CREATION OF LIENS. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any judgment, order or decree of any court or other governmental agency to which CFB or any of its subsidiaries may be subject, or any contract, agreement or instrument to which CFB or any of its subsidiaries is a party or by which CFB or any of its subsidiaries is bound or committed, or the Articles of Incorporation or Bylaws of CFB, or constitute an event that, with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the CFB Common Stock.

          (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by CFB or its subsidiaries for inclusion or incorporation by reference in the Proxy Statement or Prospectus (as hereinafter defined) and any amendment or supplement thereto will, at the date of mailing to FNB stockholders and at the time of the meeting of stockholders of FNB to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

          (f) NO PLAN TO TRANSFER ASSETS. CFB has no plan or intention to sell or otherwise dispose of any of the assets of the Banks to be acquired in the Merger, except for dispositions in the ordinary course of business or transfers to controlled subsidiaries as described in Section 368(a)(2)(C) of the Code. CFB intends to cause the merger or consolidation of the Banks with and into CFB's Colorado subsidiary bank as soon as practicable following the Merger.

          (g) REGISTRATION STATEMENT. As of the date of this Agreement, CFB has filed with the SEC a registration statement on Form S-4 covering the CFB Common Stock to be issued in the Merger (referred to herein, with all amendments or supplements, as the "Registration Statement"), of which the Prospectus (as herienafter defined) is a part. The Registration Statement became effective on Decemer 31, 1997.

                                     ARTICLE 4

                              COVENANTS OF FNB AND CFB

     4.1 COVENANTS OF FNB. During the period from the date of this Agreement and continuing until the Effective Time, FNB agrees as follows:

          (a) ORDINARY COURSE. Except as otherwise required under this Agreement or by CFB, FNB and each of the Banks shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect. FNB shall not, nor shall it permit either of the Banks to (i) enter into any new material line of business, (ii) increase or decrease the current number of the directors of FNB and either of the Banks, (iii) change its or either of the Bank's lending, investment, liability management or other material banking policies in any respect that is material to such party; or (iv) incur or commit to any capital expenditures (or any obligations or liabilities in connection therewith) other than capital expenditures (and obligations or liabilities in connection therewith) incurred or committed to in the ordinary course of business consistent with past practices.

          (b) SHAREHOLDER MEETING. FNB will cause to be duly called, and will cause to be held not later than forty-five (45) days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement be submitted to a vote at such meeting. FNB will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Colorado Act and other applicable laws and regulations; (ii) recommend by the affirmative vote of a majority of the Board of Directors a vote in favor of approval of this Agreement; and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

          (c) PROXY STATEMENT. Within thirty (30) days of the date hereof, FNB will prepare a notice of special meeting of shareholders and accompanying proxy statement (the "Proxy Statement") for distribution to shareholders of FNB following reasonable opportunity for review and comment by CFB. FNB will furnish or cause to be furnished to its shareholders all of the information concerning the Merger, FNB and the Banks required by law or regulation for inclusion in the Proxy Statement (including financial statements in suitable form). FNB agrees promptly to advise CFB if at any time prior to the Effective Date of the Merger, any information contained in the Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information to shareholders of FNB needed to correct such inaccuracy or omission prior to the special meeting.

          (d) CONFIDENTIAL INFORMATION. FNB will hold in confidence all documents and nonpublic information concerning CFB and its subsidiaries furnished to FNB and its representatives in connection with the Merger and will not release or disclose such information to any other person, except as required by law and except to FNB's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the Merger contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with CFB (except to the extent that such information can be shown to be previously known to FNB, in the public domain, or later acquired by FNB from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to CFB.

          (e) BENEFIT PLANS. FNB and each of the Banks will, to the extent legally permissible, take all action necessary or required (i) to terminate or amend, if requested by CFB and at CFB's cost, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Time; and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Time.

          Except as otherwise required pursuant to this Section 4.1(e), FNB agrees as to itself and each of the Banks that it will not, without the prior written consent of CFB, (i) enter into, adopt, amend (except as may be required by law) or terminate any Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between FNB or either of the Banks and one or more of its directors or officers; provided, however, that FNB or either of the Banks may amend any of the Plans to reduce or eliminate a requirement of mandatory periodic contributions (provided that if any of the Plans do not have assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis, then FNB shall accrue on its Determination Date Financial Statements the amount by which any of the Plans are underfunded); (ii) except for normal increases in the ordinary course of business consistent with past practice that in the aggregate do not result in aggregate annual base compensation expense to FNB in excess of 105% of that in effect as of June 30, 1996, increase in any manner the compensation of any director, officer, or employee, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of FNB or either of the Banks of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of the Merger.

          (f) NO SOLICITATIONS. FNB shall not permit the Banks to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or either of the Banks to solicit, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or agree or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. FNB shall promptly advise CFB orally and in writing of any such inquiries or proposals, including all of the material terms thereof. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving FNB or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of FNB other than the transactions contemplated or permitted by this Agreement. This Section 4.1(f) shall expire at the earlier of (i) the Closing Date or (ii) June 30, 1998, regardless of any extensions.

          (g) NO ACQUISITIONS. Other than acquisitions which may be mutually agreed to by the parties, FNB shall not, nor shall permit the Banks to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or division thereof or otherwise acquire or agree to acquire any substantial amount of assets; PROVIDED, however, that the foregoing shall not prohibit (i) reorganizations involving only the

Banks as permitted or directed by this Agreement, (ii) foreclosures and other acquisitions related to previously contracted debt, in each case in the ordinary course of business, or (iii) acquisitions of financial assets, in each case in the ordinary course of business.

          (h) INSURANCE. FNB and each of the Banks shall maintain the insurance coverage (or coverage of a like kind and amount) referenced in
Section 3.1(o) through the Effective Time.

          (i) POOLING RESTRICTIONS. From and after the date of this Agreement, neither FNB nor either of the Banks shall take any action which, with respect to FNB, would disqualify the Merger as a "pooling of interests" for accounting purposes.

          (j) FINANCIAL STATEMENTS. FNB shall have prepared, filed and submitted to CFB all quarterly and management prepared financial statements for any periods ending at least 30 days before the Closing Date.

          (k) ADDITIONAL COVENANTS OF FNB. From the date of this Agreement to the Closing Date or the earlier termination of this Agreement, FNB, EXCEPT WITH THE PRIOR WRITTEN CONSENT OF CFB (except as otherwise specifically provided in clauses (xiv) and (xv) of this Section 4.1(k)), or as specifically required under the Agreement, shall not, nor shall it allow either of the Banks to:

               (i) Except with respect to exercise of previously issued options for 41,000 shares of FNB Common Stock, sell or commit to issue or sell any shares of capital stock of FNB or either of the Banks, securities convertible into or exchangeable for capital stock of FNB or either of the Banks, warrants, options or other rights to acquire such stock, or enter into any agreement with respect to the foregoing other than issuance by either of the Banks of capital stock to FNB;

               (ii) Redeem, purchase or otherwise acquire (except for trust account shares) directly or indirectly, any shares of capital stock of FNB or either of the Banks or any securities convertible or exercisable for any shares of capital stock of FNB or either of the Banks;

               (iii) Split, combine or reclassify any of capital stock of FNB or either of the Banks or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of FNB or the either of the Banks;

               (iv) Borrow, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, any material amount;

               (v) Other than in the ordinary course of business, discharge or satisfy any material lien or encumbrance on the properties or assets of either of the Banks or pay any material liability;

               (vi) Mortgage, pledge or subject to any lien or other encumbrance any of its assets, except (A) in the ordinary course of business, (B) liens and encumbrances for current property taxes not yet due and payable, and (C) liens and encumbrances which do not materially affect the value or interfere with the current use or ability to convey the property subject thereto or affected thereby;

               (vii) Sell, assign or transfer any tangible or intangible assets with a book value greater than $10,000, except in the ordinary course of business or otherwise in accordance with this Agreement;

               (viii) Enter into any individual employment, agency or other contract or arrangement for the performance of personal services for an amount in excess of $10,000 (except for service agreements in the ordinary course of business);

               (ix) Amend either of the Banks' or FNB's Articles of Association, Certificate of Incorporation, Bylaws or other governing documents;

               (x) Fail to maintain a reserve for loss and cost associated with those litigation matters reflected in Section 3.1(1) of the FNB Disclosure Schedule to the extent required by generally accepted accounting principles;

               (xi) Cancel any material debt or claim or waive any right of material value, except in the ordinary course of business;

               (xii) Repurchase or enter into any agreement to repurchase all or any portion of any loan previously participated to any other financial institution other than loans repurchased in compliance with all applicable laws and regulations ;

               (xiii) Originate any loan which is thereafter participated to another financial institution providing for payment upon default on any basis other than pro rata;

               (xiv) Except with respect to those credits listed in SCHEDULE 4.1(k)(xiv), make or commit to make any further advances on any loan which is either in default or classified, whether such classification is a result of a federal or state bank regulatory examination or internal classification of substandard or lower by the Bank's officers or directors, except advances in the ordinary course of business with respect to credits of less than $50,000, unless the Bank is under a legal obligation to do so;

               (xv) (A) make, or agree to make, any fully secured loan or increase any existing fully secured loan for an amount in excess of $750,000 to any one borrower, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (B) make, or agree to make, any unsecured loan or increase any unsecured loan by $250,000 or more, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (C) make, or agree to make any new loan or advance on any existing loan, except in conformity with the Bank's current loan policies; or (D) make any change with respect to the terms of any existing loan, except in the ordinary course of business (the provisions of parts A and B of this section shall not apply to renewals of existing loans, advances under existing loans or increases to existing loans for an amount below the applicable limit set forth in parts A and B); PROVIDED, HOWEVER, for any loan requiring CFB's approval, CFB shall provide its decision within three (3) business days of receipt of request, accompanied by appropriate information for evaluation of the loan request, and the loan shall be deemed approved if CFB fails to disapprove within such three (3) business day period of review.

               (xvi) Make or agree to make any loan to any Bank Principal or any person, corporation or entity in violation of any state or federal law or regulation;

               (xvii) Incur any obligation or liability with respect to capital expenditures which exceeds $25,000 for any single matter or $50,000 in the aggregate unless pursuant to FNB or the Bank's capital budget as of the date hereof;

               (xviii) Fail to timely pay and discharge all federal and state taxes and other accounts payable for which it is liable, provided, that FNB or either of the Banks may deposit an amount equal to any such taxes, in lieu of the payment thereof, into a reserve account, determined consistently with prior practices, from which such taxes will be paid when and to the extent they are found to be properly due and payable;

               (xix) Pay or commit to pay any additional salary or other compensation to any of the officers, directors or employees of FNB or either of the Banks, except (i) compensation fully expensed or accrued as of the Determination Date Financial Statements or (ii) normal salary increases in the ordinary course of business not to exceed an aggregate 5% increase over total employee salary expense as of January 1, 1998;

               (xx) Except as otherwise required pursuant to Section 4.1(e), enter into, adopt, amend (except as may be required by law), terminate or make or grant any increase above current funding levels in any of the Plans (other than normal premium increases on current health care insurance);

               (xxi) Purchase or sell any bonds or other investment securities without prior written consent of CFB or make or agree to make any investment in violation of any federal law or regulation, except that either of the Banks may purchase U.S. Treasury or Agencies securities with maturity dates of 36 months or less;

               (xxii) Fail to charge and pay interest rates on loans and deposits, respectively, not generally consistent with the Bank's prior practices and currently prevailing conditions in the respective Bank's marketplace;

               (xxiii) Fail to use its reasonable best efforts to comply with any law, rule, regulation or order applicable to the Banks and/or FNB if such failure would have a material adverse effect upon FNB;

               (xxiv)With respect to each of the Banks, fail to make all appropriate and required transfers to such Bank's loan loss reserves based upon existing policies of the Bank or at the request of any regulatory agency or, in any event, fail to maintain a loan loss reserve of at least equal to the amount determined hereafter by mutual agreement of the parties, upon completion of the review provided by
          Section 5.3 hereof;

               (xxv) Change any accounting methods, practices or procedures with respect to the accumulation and presentation of financial information, except as directed by applicable law or regulation or to conform with accounting standards;

               (xxvi) Declare or pay any dividends or distributions with respect to its stock (i) after the Determination Date or (ii) which would have the effect of reducing the FNB Value as of the Closing Date to less than $9,111,000; or

               (xxvii) Fail to use its reasonable best efforts to obtain the consent or approval of each person (other than the government authorities referred to in Section 6.1(c)) whose consent or approval is required in order to permit a succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of FNB or either of the Banks under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

     4.2 COVENANTS OF CFB. During the period from the date of this Agreement and continuing until the Effective Time, CFB agrees as follows:

          (a) ORDINARY COURSE. CFB shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

          (b) APPLICATION. Subject to the required cooperation of FNB and its affiliates, CFB shall use its reasonable best efforts to prepare and submit within thirty (30) days of the date hereof an application to the Federal Reserve Bank of Minneapolis for prior approval pursuant to Section 3(a)(5) of the Bank Holding Company Act of 1956, as amended, of the proposed transaction, and to prosecute all required federal and state applications.

          (c) REGISTRATION STATEMENT AND PROSPECTUS. CFB will furnish to FNB sufficient copies of a prospectus (the "Prospectus") relating to the CFB Common Stock to be issued in this transaction. At the time of mailing thereof to the FNB shareholders, at the time of the FNB shareholders' meeting referred to in Section 4.1(b) hereof and at the Effective Time of the Merger, the Prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FNB shareholders' meeting. CFB will use its reasonable best efforts to cause the Registration Statement to remain effective under the Securities Act through the Effective Time of the Merger. At the Effective Time of the Merger, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder and applicable interpretations by the staff of the SEC.

          (d) LISTING. CFB will file all documents required to be filed to obtain approval for listing the CFB Common Stock to be issued pursuant to the Merger on the Nasdaq Market System and use its best efforts to effect said listing.

          (e) SHARES TO BE ISSUED. The shares of CFB Common Stock to be issued by CFB to the shareholders of FNB pursuant to this Agreement will, upon such issuance and delivery to said shareholders pursuant to the Agreement, be (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) registered in accordance with applicable federal and state securities laws and, subject to Section 5.4 hereof, freely transferable without restriction on and after the Effective Time. The shares of CFB Common Stock to be delivered to the shareholders of FNB pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of CFB.

          (f) BLUE SKY. CFB will file all documents required to obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

          (g) CONFIDENTIAL INFORMATION. CFB will hold in confidence all documents and information concerning FNB and the Banks furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with FNB (except to the extent that such information can be shown to be previously known to CFB, in the public domain, or later acquired by CFB from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to FNB.

     4.3 COVENANTS OF FNB AND CFB. During the period from the date of this Agreement and continuing until the Effective Time, FNB and CFB agree as to themselves and their subsidiaries that, except as expressly contemplated or permitted by this Agreement, or to the extent that the parties shall otherwise consent in writing:

          (a) GOVERNING DOCUMENTS. No party shall amend its Certificate or Articles of Incorporation or Bylaws.

          (b) OTHER ACTIONS. Unless such action is required by law or sound banking practice, no party knowingly and intentionally shall, nor shall permit any of its subsidiaries to, take any action that (i) is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article 6 not being satisfied or in a violation of any provision of this Agreement, or (ii) would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals (as defined in Section 6.1(c)) without imposition of a condition or restriction of the type referred to in Section 6.1(f) hereof except, in every case, as may be required by applicable law or this Agreement.

          (c) ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall promptly advise the other orally and in writing of any change or event constituting a material breach of any of the representations, warranties or covenants of such party contained herein. CFB shall file all reports required to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to FNB copies of all such reports promptly after the same are filed. CFB, FNB and each subsidiary of CFB or FNB that is a bank shall file all Call Reports with the appropriate Bank Regulators and all other reports, applications and other documents required to be filed with the appropriate Bank Regulators between the date hereof and the Closing Date and shall make available to the other party copies of all such reports promptly after the same are filed.

          (d) TITLE TO PROPERTY. FNB agrees to deliver to CFB (at FNB's expense) within 30 days of the date hereof, a title insurance commitment (in an amount equal to FNB's reasonable estimate of the current fair market value of the properties) for all real property owned by FNB or the either of Banks in the State of Colorado (other than property held as OREO) (the "Title Commitments"). CFB shall have 30 days after receipt by CFB's counsel of said Title Commitments within which to notify FNB, in writing, of CFB's objection to any exceptions (other than any exception of the type described in Section 3.1(n)(i) through (iv)) to the title shown in said Title Commitments. In the event of any such objection, then FNB shall have 30 days from the date of such objection within which to attempt to eliminate such objections to exceptions to title from the Title Commitment. In the event such objected to exceptions are not eliminated or satisfied to the reasonable satisfaction of CFB, or FNB does not cause an endorsement to the Title Commitments to be issued insuring against the exception, or FNB does not indemnify CFB against loss, liability or expense, to the reasonable satisfaction of CFB, CFB may terminate this Agreement pursuant to Section 7.1 hereof.

          (e) ENVIRONMENTAL ASSESSMENT. FNB shall engage at its expense an independent, a qualified environmental engineering firm, acceptable to CFB for the purpose of conducting a Phase I Hazardous Waste Assessment (the "Assessment") of all real properties owned by the Banks. CFB shall review and approve the scope of engagement for the Assessment, which shall satisfy ASTM's E-1527 Standard Practice and shall include a record review of publicly available federal, state and local sources of environmental records. The Assessment shall be completed within 30 days after the date hereof. CFB shall have a period of 30 days from the date of receipt of the written report of such Assessment to review such Assessment and give written notice to FNB stating either that (i) such Assessment is approved by CFB or (ii) such Assessment is not approved by CFB and the reasons therefor.

     If CFB gives a notice pursuant to (ii) above which sets forth specific objections to the Assessment, then CFB may, at its option, terminate this Agreement as of the date which is 60 days after the date of such notice unless during such 60 day period FNB corrects or satisfies such objections, or indemnifies CFB against loss, liability or expense, to the reasonable satisfaction of CFB.

                                     ARTICLE 5

                               ADDITIONAL AGREEMENTS

     5.1  REGULATORY MATTERS.

          (a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, and authorizations of all governmental entities necessary to consummate the Merger ("Requisite Regulatory Approvals"). FNB and CFB shall have the right to review in advance, and to the extent practicable each will consult the other on, subject to applicable laws relating to the exchange of information, all the information relating to FNB or CFB, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to any governmental entity in connection with the Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

          (b) FNB and CFB shall promptly furnish each other with copies of written communications received by FNB or CFB, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such items are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any governmental entity in respect of the Merger.

     5.2 LETTERS OF FINANCIAL OFFICERS. FNB shall cause to be delivered to CFB a letter of FNB's chief financial officer in substantially the form shown on EXHIBIT 5.2A dated (i) the date on which the Registration Statement shall become effective and (ii) the business day prior to the Closing Date, and addressed to CFB.

     CFB shall cause to be delivered to FNB a letter of CFB's chief financial officer in substantially the form shown on EXHIBIT 5.2B dated (i) the date on which the Registration Statement shall become effective and (ii) the business day prior to the Closing Date, and addressed to FNB.

     5.3 ACCESS TO INFORMATION. For a period of sixty (60) days from the date hereof, CFB shall be permitted full unrestricted access to the books, records and personnel of FNB and each of the Banks in order to conduct a complete review thereof and confirm its satisfaction with the financial condition, asset quality and value (including loans and investment portfolio assets) and results of operation and prospects of FNB and the Banks. Upon completion of this review, CFB shall propose in writing the minimum loan loss reserves of the Banks, as provided in Section 4.1(k)(xxiv), which shall be accepted or rejected by FNB within ten (10) business days of receipt; failure to timely reject CFB's proposed loan loss reserve minimums shall be deemed acceptance by FNB. If CFB is not reasonably satisfied with the results of its review or FNB shall not accept the loan loss reserve minimums proposed by CFB, CFB may terminate this Agreement and the transaction contemplated hereby by delivering written notice of termination to FNB within fifteen (15) business days of the expiration of the foregoing 30-day review period. In exercising its termination rights pursuant to this Section 5.3, CFB shall act reasonably and in good faith; insofar as the review discloses facts which are inconsistent with the representations and warranties of this Agreement, the basis for termination of the Agreement must be material or not subject to remedy by appropriate adjustment to the Exchange Rate.

     Upon reasonable notice and subject to applicable laws relating to the exchange of information, FNB and CFB shall each (and cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of each, access during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records for the purpose of updating any review of such items performed prior to the date of this Agreement and, during such period, FNB and CFB shall (and shall cause each of its subsidiaries to) make available to the other: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than reports or documents which either party is not permitted to disclose under applicable law); and (b) all other information concerning its business, properties and personnel as either party may reasonably request.
It is the intention of the parties that CFB shall conduct an examination of FNB and each of the Banks prior to the Closing Date in order to confirm compliance with the representations, warranties and covenants set forth in this Agreement. No investigation by either party shall affect the representations and warranties set forth herein.

     5.4 AFFILIATES. Each of FNB and CFB shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of FNB or CFB to deliver to the other party hereto, as soon as practicable after the date hereof, and at least 32 days prior to the Closing Date, a written agreement substantially in the form of EXHIBIT 5.4.

     5.5 EMPLOYMENT AND NONCOMPETITION AGREEMENT. FNB and Clark shall enter into an Employment and Noncompetition Agreement effective as of the Closing Date in substantially the form attached hereto as EXHIBIT 5.5.

     5.6 EMPLOYEE BENEFIT PLANS. Each person who is an employee of either of the Banks as of the Effective Time ("Bank Employees") shall be participants in the employee welfare plans, and shall be eligible for participation in the pension plans of CFB, as in effect from time to time, subject to any eligibility requirements (with full credit for years of past service to either of the Banks, or to any predecessor-in-interest of either of the Banks to the extent such service is presently given credit under the Plans of the respective Bank described in
Section 3.1(k) hereof, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but not subject to any pre-existing condition exclusions) and shall enter each welfare plan immediately after the Effective Time and shall enter each pension plan not later than the first day of the calendar quarter which begins at least 180 days after the Effective Time. For the purpose of determining each Bank Employee's benefit for the year in which the Merger occurs under the CFB vacation program, vacation taken by a Bank Employee in the year in which the Merger occurs will be deducted from the total CFB benefit. Each Bank Employee shall be eligible for participation, as a new employee with the credit for past service described above, in the CFB Plans under the terms thereof.

     5.7 EXPENSES. Except as otherwise stated herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expense, except as may be permitted by Section 7.2. All of the expenses (including but not limited to broker's professional fees) incurred or to be incurred by FNB in connection with the Merger and not paid as of the Determination Date shall be accrued as expenses on the Determination Date Balance Sheet.

     5.8 ADDITIONAL AGREEMENTS; BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take all action and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, cooperating fully with the other party hereto, providing the other party hereto with any appropriate information and making all necessary filings in connection with the Requisite Regulatory Approvals.

                                     ARTICLE 6

                                CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of the outstanding shares of FNB Common Stock, as required by the Colorado Act and the Articles of Incorporation and Bylaws of FNB.

          (b) NASDAQ LISTING. The shares of CFB Common Stock issuable to the FNB stockholders pursuant to this Agreement shall have been approved for listing on the Nasdaq Market System, upon notice of issuance.

          (c)  OTHER APPROVALS.  Other than the filing provided for by
Section 1.1, all consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (collectively, the "Consents") which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated hereby (other than immaterial Consents) shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

          (d) REGISTRATION STATEMENT. No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) BLUE SKY. All Blue Sky registrations, permits or approvals or exemptions required to carry out the transactions contemplated by this Agreement shall have been obtained.

          (f) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

          (g) NO UNDULY BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any of the transactions contemplated hereby, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon CFB, or any of its subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable, in the reasonable business judgment of the Board of Directors of CFB, the consummation of the Merger.

          (h) CANCELLATION OF PRIOR AGREEMENTS. FNB shall have delivered a fully-executed counterpart of an agreement signed by FNB and Clark that in effect cancels and terminates without further liability to FNB the Stock Redemption Agreement and the Salary Continuation Agreement.

          (i) EXECUTION OF EMPLOYMENT AND NONCOMPETITION AGREEMENT. The Employment and Noncompetition Agreement shall have been properly executed and delivered by all parties thereto.

     6.2 CONDITIONS TO OBLIGATIONS OF CFB. The obligation of CFB to effect the Merger are also subject to the satisfaction or waiver by CFB prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of FNB set forth in this Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except where the failure to be true and accurate in all material respects would not have or would not be reasonably expected to have a material adverse effect on FNB, and CFB shall have received a certificate signed on behalf of FNB by the chief executive officer and chief financial officer of FNB to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF FNB. FNB shall have performed in all materials respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CFB shall have received a certificate signed on behalf of FNB by the chief executive officer and chief financial officer FNB to such effect.

          (c) MINIMUM FNB VALUE. The FNB Value as of the Determination Date shall not be less than $9,111,000.00. The confirmation of the minimum FNB Value shall be made pursuant to the procedures set forth in Section 1.4.

          (d) POOLING LETTER. CFB shall have received a letter from Ernst & Young, in form and substance reasonably satisfactory to CFB, approving the accounting treatment of the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, as of a date no more than five business days prior to the Closing Date; in support of the Ernst & Young pooling letter, Ernst & Young and CFB shall have received a letter from FNB's accountants, in form and substance reasonably satisfying to Ernst & Young, confirming certain facts on behalf of FNB.

          (e) LEGAL OPINION. CFB shall have received the opinion of Dwyer, Huddleson & Ray, P.C., counsel to FNB, dated the Closing Date, in substantially the form shown on EXHIBIT 6.2, and such opinion shall not have been withdrawn prior to the Effective Time.

          (f) CANCELLATION OF PRIOR AGREEMENTS. FNB shall have delivered a fully-executed counterpart of an agreement signed by FNB and Clark that in effect cancels and terminates without further liability to FNB the Stock Redemption Agreement and the Salary Continuation Agreement.

          (g) EXECUTION OF EMPLOYMENT AGREEMENT AND NONCOMPETITION AGREEMENT. The Employment Agreement and Noncompetition Agreement shall have been properly executed and delivered by all parties thereto.

     6.3 CONDITIONS TO OBLIGATIONS OF FNB. The obligation of FNB to effect the Merger is also subject to the satisfaction or waiver by FNB prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CFB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except as otherwise contemplated by this Agreement, and FNB shall have received a certificate signed on behalf of CFB by the chief executive officer and by the chief financial officer of CFB to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF CFB. CFB and the Acquisition Subsidiary shall have performed in all material respects all obligations required to be performed by either of them under this Agreement at or prior to the Closing Date, and FNB shall have received a certificate signed on behalf of CFB and the Acquisition Subsidiary by the chief executive officer and by the chief financial officer of CFB to such effect.

          (c) CONSENTS UNDER AGREEMENTS. CFB shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which CFB or any of its subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of FNB, individually or in the aggregate, have a material adverse effect on CFB or upon the consummation of the transactions contemplated hereby.

          (d) TAX OPINION. FNB shall have received the opinion of Dwyer, Huddleson & Ray, P.C., counsel to FNB, dated the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) CFB and FNB will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) shareholders of FNB who exchange their shares of FNB Common Stock for shares of CFB Common Stock will not recognize gain or loss, for purposes of federal income tax, except to the extent of the cash received in lieu of fractional shares, and (iv) FNB will not recognize gain or loss, for purposes of federal income tax, as a result of consummation of the Merger.

          (e) LEGAL OPINION. FNB shall have received the opinion of Lindquist & Vennum, P.L.L.P., counsel to CFB, dated the Closing Date, in substantially the form shown on EXHIBIT 6.3, and such opinion shall not have been withdrawn prior to the Effective Time.

                                   ARTICLE 7

                           TERMINATION AND AMENDMENT

     7.1 TERMINATION. This Agreement may be terminated in writing at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of FNB or CFB, only in the following circumstances:

          (a) by mutual consent of CFB and FNB in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either CFB or FNB if (i) any Requisite Regulatory Approval shall have been denied; or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either CFB or FNB if the Merger shall not have been consummated on or before June 30, 1998, unless the failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party;

          (d) by either CFB or FNB if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured before Closing or within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party, whichever occurs first; PROVIDED, HOWEVER, that such period of cure shall be extended to a total of up to sixty (60) days from receipt of notice of breach, if the breaching party is diligently pursuing a cure;

          (e)  by FNB if the CFB Trading Value shall be less than $45.00; or

          (f) by CFB pursuant to the terms of Section 4.3(d) or 4.3(e) or 5.3, as applicable.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either CFB or FNB as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, except that the obligations under Sections 4.1(d), 4.2(h), 5.6, and 7.2 shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of the willful breach by such party of any provision of this Agreement.

     7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of FNB, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any of the Schedules; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE 8

                              GENERAL PROVISIONS

     8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in this Agreement shall survive the Merger or the termination of this Agreement, except that Sections 3.2, 4.2(d), 4.2(e), 4.2(f), 4.2(g), 4.2(h), 4.2(i), 5.5 and 8.5 shall survive the Merger, and Sections 4.1(d) and 4.2(h), 5.6 and 7.2 shall survive the termination of this Agreement.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when received by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to CFB or
          Acquisition Subsidiary, to:   Community First Bankshares, Inc.
                                        Attn:  Donald R. Mengedoth, President
                                        520 Main Avenue
                                        Fargo, ND 58124

          with copies to:               Steven J. Johnson, Esq.
                                        Lindquist & Vennum P.L.L.P.
                                        4200 IDS Center
                                        80 South 8th Street
                                        Minneapolis, MN 55402-2205

     and

     (b)  if to FNB, to:                FNB, Inc.
                                        Attn:  Royce B. Clark, Chairman & CEO
                                        First National Bank of Greeley
                                        4920 West 10th Street
                                        Greeley, CO 80634

          with copies to:               David E. Dwyer, Esq.
                                        Dwyer, Huddleson & Ray, P.C.
                                        Tenth Floor - First National Tower
                                        215 West Oak Street
                                        Fort Collins, CO 80521

     8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Sections 3.2 and 4.2(i) are intended for the benefit of the FNB shareholders; and Section 5.5 is intended for the benefit of employees of the Banks. CFB shall be liable to such third-party beneficiaries for damages caused by the breach of such Sections. No party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado.

     8.7 PUBLICITY. Except as otherwise required by law or the rules of the Nasdaq or the National Association of Securities Dealers, so long as this Agreement is in effect, neither CFB nor FNB shall, nor shall either of them permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 ENFORCEMENT OF AGREEMENT. Each of the parties hereto agrees that it will not object if the other party seeks to obtain an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provision hereof in any court in the United States or any state have jurisdiction. The enforcing party shall be entitled to recover its attorneys fees incurred in the successful enforcement of the terms and provisions of this Agreement.

     IN WITNESS WHEREOF, CFB and FNB have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.


                                       COMMUNITY FIRST BANKSHARES, INC.


                                       By: /s/ Gary A. Knutson
                                           -------------------------------------
                                           Name:  Gary A. Knutson
Attest:                                    Title: Senior Vice President


/s/ Bruce A. Heysse
-------------------------------------
Name:  Bruce A. Heysse
Title: Senior Vice President           FNB, INC.


                                       By: /s/ Royce B. Clark
                                           -------------------------------------
                                           Name:  Royce B. Clark
                                           Title: Chairman and President


Attest:


/s/ Margaret Stanley
-------------------------------------
Name:  Margaret Stanley
Title: Secretary

                               TABLE OF EXHIBITS


EXHIBIT 1.1A   -   Certificate of Merger

EXHIBIT 1.1B   -   Articles of Merger

EXHIBIT 3.1    -   FNB Disclosure Schedule

EXHIBIT 3.2    -   CFB Disclosure Schedule

EXHIBIT 5.4    -   Affiliate Agreement

EXHIBIT 5.5    -   Employment and Noncompetition Agreement

EXHIBIT 6.2    -   Dwyer, Huddleson & Ray Opinion

EXHIBIT 6.3A   -   CFB Certificate (Representations)

EXHIBIT 6.3B   -   CFB Certificate (Covenants)

EXHIBIT 6.3E   -   Lindquist & Vennum Opinion